RUBY CREEK RESOURCES EMPLOYMENT AGREEMENT

Mr. T. Toby Hansen (the "**Employee**")		**Email:** Primary – thansen@rubycreekresource.com Secondary – tobinator00@yahoo.com	
Address: 1041 Carl Road		**City:** Mitchell	**State: (Province)** South Dakota
Country: United States	**Zip (or Postal Code):** 57301	**Phone:** +605.760.0802	**Fax:**

RUBY CREEK RESOURCES, INC. ("**Ruby Creek**" or the "**Company**")		A Nevada Corporation	
Address: 750 3rd Avenue, 11th Floor		**City:** New York	**State (or Province):** NY
Country: USA	**Zip Code:** 10017	**Phone:** +212.679.5711	**Fax:** +646.626.6383
Contact Person: **Robert Slavik** **Myron Landin**		**E-mail:** RSlavik@rubycreekresources.com MLandin@rubycreekresources.com	

WHEREAS, the Company and the Employee mutually desire that the Employee be employed by the Company and that the Employee devote his full time efforts and attention to his duties for the Company; and

WHEREAS, the Company and the Employee mutually desire to set forth the terms of their intended employment relationship;

NOW, THEREFORE in consideration of the premises and the terms hereinafter set forth, the Parties, intending to be legally bound, agree as follows:

Effective Date:

July 28, 2010

SECTION 1. <u>Background</u>.
Ruby Creek desires to retain the Employee to provide services in the area of gold sales management and product sales optimization. The Employee via his skills in engineering can perform duties related to processing mineralized material, project management and equipment selection, debug and optimization and through experiences as a market newsletter writer; the Employee may perform duties related to corporate communications.

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SECTION 2. Definitions.

2.1 The term "**Cause**" shall mean: (i) the Employee's failure or refusal to perform the Employee's duties or carry out the reasonable and lawful directions of the CEO or Board (other than as a result of physical or mental illness, accident or injury) or any other material breach of this Agreement by the Employee; (ii) dishonesty, misconduct or illegal conduct by the Employee in connection with the Employee's employment with the Company; (iii) the Employee's conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony or any misdemeanor involving moral turpitude, or a material violation by the Employee of federal or state securities laws as determined by a court or other governmental body of competent jurisdiction; (iv) the Employee's unlawful possession, use, sale or distribution of narcotics or other controlled substances; (v) a violation by the Employee of any Company policy or procedure resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company's Code of Ethics; (vi) any willful act or omission by the Employee in the scope of his employment by the Company which in the reasonable and good faith judgment of the Board is of the type of act of omission that could reasonable result (A) in the assessment of a civil or criminal penalty against the Employee, the Company or its affiliates, (B) in a violation of any material foreign or United States federal, State, or local law or regulation having the force of law, or (C) is materially injurious to the Company or any of its affiliates; (vii) any intentional misrepresentation by the Employee of a material fact to, or intentional concealment by the Employee of a material fact from, (A) the Board or (B) the Chief Executive Officer or any other member of senior management of the Company, where the misrepresentation or concealment results in the reasonable and good faith judgment of the Board in material and demonstrable harm to the Company (including, for example, the Company's materially violating federal or state securities laws); and (viii) any breach by the Employee of the provisions of Section 7 hereof; provided, however, in the case of clause (i) above, the Company shall be required to give the Employee thirty (30) calendar days prior written notice of its intention to terminate the Employee for Cause and the Employee shall have the opportunity during such thirty (30) day period to cure such event if such event is capable of being cured; provided, further, that in the event that the Employee terminates his employment with the Company during such thirty (30) day period for any reason, other than for Good Reason the basis of which occurred prior to the date of notice of intention to terminate, such termination shall be considered a termination for Cause.

2.2 The term "**Disability**" shall mean if the Employee is incapacitated or disabled by accident or sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of ninety (90) consecutive days or longer, or for an aggregate of one hundred twenty (120) days during any twelve-month period.

2.3 The term **"Good Reason"** shall mean: (i) any material adverse change in the Employee's title or any material diminution in the Employee's authority or responsibilities taken as a whole; or (ii) any material breach by the Company of its obligations under this Agreement; provided that, in any case, the Employee provides the Company with written notice of the Employee's intention to terminate the Employee's employment for Good Reason within thirty (30) days after Employee becoming aware of the occurrence of the event that the Employee believes would constitute Good Reason, gives the Company an opportunity to cure for thirty (30) days following receipt of such notice from the Employee, if the event is capable of being cured or, if not capable of being cured, to have the Company's representatives meet with the Employee and the Employee's counsel to be heard regarding whether Good Reason exists for the Employee to terminate the Employee's employment with the Company.

2.4 The term "**Reasonable Expenses**" shall mean any expenses required by the Employee to perform his duties including clothing, equipment and medication.

2.5 The term "**Change in Control Event**" shall mean any event that results in the resignations as of Robert Slavik and David Bukzin as officers and directors of the Company or an event such as a corporate merger or acquisition that results in Robert Slavik and David Bukzin no longer having Board voting control of the Company.

2.6 The term "**Proprietary Information**" shall mean information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, inventions, confidential knowledge, product ideas, techniques, processes, formulas and/or any other information of any type relating to documentation, mining license applications or pending license applications, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, salaries, duties, qualifications, performance levels and terms of compensation of other employees, consultants or advisors, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

SECTION 3. Employee's Duties.
The Employee's primary duties shall generally include development and execution of strategies in the area of gold sales management and product sales optimization and technical evaluation and assistance in mining activities and those duties as may be as reasonably determined by the Chief Executive Officer or other designee of the Board of Directors. The Employee may assist with the coordination of investor relations, public relations, analysis of performance of Company publicly trade securities, assistance in preparation and presentation of investor presentations, assistance in design, development of corporate website(s) as may be requested. Such tasks are specified in Attachment A hereto.

SECTION 4. Compensation.
For all services rendered by the Employee to the Company under this Agreement or otherwise, the Company shall compensate the Employee as follows commencing on the Effective Date:

4.1 *Base Salary.* Base salary is set at the rate of $93,600 per annum. The base salary is payable twice monthly on the 15th and last day of each calendar month. The Company agrees to pay for half FICA and Medicare obligations.

4.2 *Expenses.* Subject to compliance by the Employee with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of the Company, and the Company will reimburse the Employee for all such reasonable expenses, upon the presentation by the Employee of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement not later than 2 weeks after the presentation of the itemized account.

4.3 *Signing Bonus.* Upon the signing of the Employment Agreement, the Company shall pay the Employee Three Thousand Five Hundred dollars ($3,500). The intent of the Bonus is to alleviate home closing costs due to the Employee's moving in response to being employed by the Company.

4.4 *Restricted Stock Grant.* Upon the Effective Date, the Company shall award to the Employee Two Hundred Thousand (200,000) shares of common stock of the Company ("Grant Shares"), which shall vest in and become owned by the Employee as to 100,000 shares on the Effective Date and 100,000 shares six months after the Effective Date. These shares will be subject to restrictions imposed by Rule 144 of the Securities Act of 1933, including the 6-month hold period.

4.5 *Stock Options and Stock Based Compensation Plans.* In addition to the Base Salary, Signing Bonus and Grant Shares set forth above, the Company shall grant to the Employee, on the Effective Date, non-qualified stock options to purchase three hundred thousand (300,000) shares of restricted common stock of the Company exercisable at $0.60 per share. Such options shall vest in and become exercisable by the Employee at the rate of options on thirty seven thousand five hundred (37,500) shares at the end of each successive three (3) month period commencing on the Effective Date. This will result in the options on all 300,000 shares being entirely vested in and becoming exercisable by the Employee twenty-four (24) months after the Effective Date. The foregoing notwithstanding, the Employee's right to all of the said options shall vest and all of the said options

shall become immediately exercisable, twenty (20) days before a Change in Control Event, as defined below. In the event of voluntary termination or termination for cause, any options vested as of that date shall be exercisable for 90 days thereafter. Unearned options shall be cancelled. In the event of a termination for cause, the options shall be cancelled on the date of termination. All of such options, to the extent not exercised, shall expire five (5) years after the Effective Date. In addition to the foregoing, the Employee shall be included in the group of senior executives considered for future grants of stock options under stock option plans, if any, in effect for the Company from time to time. Within 180 days of the Effective Date the Company shall issue to the Employee a separate Stock Option Agreement with terms consistent with this paragraph. In the event that shareholders approve a Qualified Stock Option Plan or similar plan, the Employee shall be eligible to participate in that plan. Options under that plan may be substituted for these non-qualified options with otherwise identical terms and vesting provisions. This provision shall apply so long as there are no adverse tax or financial consequences to the Company or employee. The Employee would also be eligible to participate, at the discretion of the Board of Directors or a committee of the Board, in other Stock Based Compensation Plans as may be adopted in the future and as would be appropriate to the Employee's status in the Company and other employees of similar standing as his position in the Company.

4.6 *Bonuses.* The Employee may also be eligible for discretionary bonuses as may be determined by the Company from time to time.

4.7 *Medical and Dental and Fringe Benefit Plans.* The Employee shall be entitled to all fringe benefits offered generally to the Company's senior management and any other benefit plan established by the Company, subject to the rules and regulations in effect regarding participation in such plans. The Employee may participate in a Company sponsored medical and dental health plan towards which his contribution shall be consistent with what the Employee was paying at his previous employer ($192.92/month medical and $90/month dental). Should the Employee elect COBRA coverage, then during that time period the Employee shall be reimbursed on a monthly basis for the premium the Company would otherwise have paid what the Employee was paying at his previous employer ($192.92/month medical and $90/month dental). Initially and until the Company has its own plan, the Employee will arrange and administer his own Medical and Dental plan and bill the Company accordingly on a monthly basis.

4.7.1. The Company shall pay any medical and dental expenses that exceed the coverage or payments of the medical and dental plan due to illness or injuries sustained by the Employee while in the performance of his Duties including travel, on behalf of the Company.

4.7.2. Where the Employee is required to prepay any medical or dental expenses and claim back those expenses from the medical provider, the Employee may submit those prepayments as an expense claim to the Company provided that the Employee shall promptly reimburse the Company when the Employee receives those medical payments.

4.7.3. In the event of the Employee's death while in the performance of his Duties including travel, on behalf of the Company, the Company shall pay costs incurred for the delivering remains and the funeral costs to the family.

4.8. *Life Insurance.* The Company shall provide the Employee with a term life insurance policy during the term of this Agreement in the amount of $1,000,000 for the benefit of the Employee's designated beneficiaries. The Employee will arrange and administer the insurance policy and bill the Company accordingly on a monthly basis.

4.9. *Vacation, Sick Leave, and Holiday Time.* The Employee shall be entitled to three weeks per annum paid vacation to be earned and vested in accordance with the Company's personnel practices or manual, as well as paid sick/personal time and paid holidays.

SECTION 5. Term.

5.1 This Agreement shall become effective on the date indicated above. Unless otherwise terminated as provided in this Section 7, the term of Employee's employment shall expire on July 31, 2012, provided, however, that the term of this Agreement shall thereafter automatically renew for successive one-year periods unless either party gives notice to the other party of non-renewal no later 60 days in advance of the original or any extended expiration date. Any such notice of non-

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renewal shall be deemed a termination without cause for purposes hereof.

5.2 The provisions of paragraph 5.1 notwithstanding, this Agreement shall terminate upon the occurrence of any one or more of the following:

5.2.1. Death of Employee; or

5.2.2. Inability of Employee to perform his duties for a period of one hundred eighty (180) consecutive days due to sickness, disability or any other cause, unless Employee is granted a leave of absence by the Company.

SECTION 6. Time Obligations.

The Employee shall be a full-time employee of the Company and shall devote his full time efforts to the Company's business and purposes. The Employee shall not engage in any activities in conflict with the purposes and businesses of the Company as from time to time conducted. The Employee may be permitted to engage in other activities that do not interfere with the performance of his duties or that will not conflict or reflect negatively on the reputation of the Company. The Company and the Employee have agreed to the Employee's writing of the independent Heavy Metal Investor market newsletter. The Employee shall have Friday of each week of months (March, June, September and December) in which newsletter is published to concentrate efforts in its writing and compilation. The Employee shall notify the CEO and obtain his consent for such activities in which he is engaged upon inception of this agreement and shall have a continuing obligation to keep the CEO informed.

6.1 *Comp Time.* Due to Employee's extensive travel and time commitments on behalf of the Company, the Employee is entitled to compensatory time "comp time" based upon a 22 day work month. Should the Employee work, for example, 31 days in a month he will be rewarded 9 days off. The Employee shall track the number of days worked and report the comp time upon request of Company. If the Employee works a full day on a Holiday, the Employee shall be awarded two comp time days i.e. one for the Holiday missed and one for the day worked.

6.2 *Travel Time.* It is understood that special arrangements may be appropriate based upon travel to operating mining properties in Tanzania or elsewhere. Due to family considerations, the Employee shall not be away on travel for periods in excess of five continuous weeks. Upon completing continuous travel exceeding 3 weeks, the Employee shall have a minimum of one week - (7) days home for rest and/or to perform duties for Company from the Employees home during the Employee's children's school hours.

SECTION 7. Termination.

Upon termination of the Employee's employment, the Employee shall be entitled to any earned but unpaid base salary, as well as the additional benefits provided below as appropriate.

7.1 In the event that the Employee's employment is terminated by the Company for reasons other than Cause, in the event that Employee resigns his employment for Good Reason or in the event Employee terminate this Agreement one hundred and twenty (120) days following a Change of Control, the Employee will be provided a severance package which shall consist of a continuation for a period which is the greater of the unexpired period of this or any extension of this Agreement or six (6) months following the date of termination of: (A) salary under Section 4.1, payable in accordance with the Company's customary payroll practices, and (B) employee benefits as provided under Section 4.7. The Employee and the Company agree and stipulate that the foregoing severance benefit is intended to fully compensate Employee for the consequences suffered by him in the event of a termination of his employment hereunder by the Company for reasons other than Cause or by the Employee with Good Reason, which consequences are uncertain and difficult to prospectively determine. Such severance is not a penalty, and shall not be subject to reduction in the event that Employee obtains other employment during any period over which such severance is payable within the initial six months of this period, if applicable.

7.2 In the event that the Company terminates the Employee's employment for Cause or the Employee resigns without Good Reason, the Employee will not be entitled to a severance package. No payments or benefits hereunder (other than payment of earned but unpaid base salary) shall be

owing or payable by the Company. In the event the Employee is terminated for Cause or because of Disability, the Employee will promptly resign from any officer and/or director positions the Employee may hold at the Company or any of its subsidiaries.

7.3 In the event of the Employee's death or Disability while performing his duties for the Company, the Company may terminate the Employee's employment and its obligation hereunder shall be to continue to pay the Employee salary (to his personal representative) under Section 4.1 hereof for a period of six (6) months following the date of death or termination and the Employee's right to all of the Employee's options shall vest immediately and all of the Employee's options shall become immediately exercisable.

7.4 In the event of the Employee's death or Disability while not performing his duties for the Company, the Company may terminate the Employee's employment and its sole obligation hereunder shall be to continue to pay the Employee salary (to his personal representative) under Section 4.1 hereof for a period of six (6) months following the date of death or termination.

7.5 Pursuant to applicable tax regulations, with respect to any incentive stock options or nonqualified stock options granted to the Employee, in the event that the Employee's employment is terminated by the Company for Cause or by Employee without Good Reason all unvested stock options will be forfeited by the Employee and shall be cancelled. In the event that the Employee's employment is terminated by the Company without Cause or by the Employee with Good Reason, all stock options actually granted prior to such termination date shall immediately vest. If the Employee's employment terminates by reason of death or Disability, the Employee or the Employee's personal representative will have twelve (12) months in which to exercise any vested incentive stock options and, with respect to vested nonqualified stock options, the Employee or the Employee's personal representative will have the remaining term of the option period in which to exercise the option, and any unvested stock options as of such date of termination shall be cancelled. Notwithstanding the provisions of this subsection (d), in no event may any option be exercised past the expiration date of the option. The Board may, in its sole discretion, accelerate the vesting of any unvested options in the event of termination of employment. Notwithstanding any termination of the Employee's employment for any reason whatsoever (with or without Cause or Good Reason), the Employee will continue to be bound by the provisions herein.

SECTION 8. **Confidentiality of Proprietary Information**.

The Employee is not obligated to receive Proprietary Information (as defined below); however the Employee understands and agrees that all Proprietary Information shall be the sole property of the Company and its assigns, including all trade secrets, business plans and practices related to the Company's activities and other rights in connection therewith. The Employee will hold in confidence and not directly or indirectly use or disclose to any third parties, both during the Employee's term with the Company and for a period of one (1) year after termination (irrespective of the reason for such termination), any Proprietary Information the Employee obtains or creates during the Employee's relationship, except to the extent authorized by the Company, or until such Proprietary Information: (i) is in the public domain through no fault of the Employee; or (ii) was properly known to the Employee, without restriction, prior to disclosure by Company, or (iii) was properly disclosed to the Employee, without restriction, by a person other than Company. Third parties include any foreign or domestic office. The Employee agrees not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of the Employee's relationship or upon an earlier request of the Company, the Employee will return or deliver to the Company all tangible forms of such Proprietary Information in the Employee's possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

SECTION 9. **Advice of Counsel**.

Each Party acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

SECTION 10. General; Governing Law; Notices.

The Company agrees that THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK. Further, If there is any disagreement between the Company and the Employee hereto with respect to the terms of this Contract or the interpretation thereof, then first, the Company and the Employee will attempt to resolve their differences; but failing this, then the same will be referred to arbitration procedures under a single arbitrator pursuant to the rules and regulations of the American Arbitration Association, as amended from time to time. The determination of such arbitrator will be final and binding upon the Parties hereto. Any action brought by either Party that arises out of or relates to this Agreement will be filed only in the New York State or Federal courts of the United States. Each Party irrevocably submits to the jurisdiction of those courts. Each Party waives any objections that it may have now or in the future to the jurisdiction of those courts, and also waives any claim that it may have now or in the future that litigation brought in those courts has been brought in an inconvenient forum. In the event that any provision of this Agreement shall be held to be unenforceable or against public policy pursuant to a final adjudication by a court of competent jurisdiction such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and the other provisions shall be unaffected. Waiver by either Party of any term or condition of this Agreement shall not be deemed to be a waiver of any other term or condition or of any later breach of this Agreement. Nothing in this Agreement creates or shall be deemed to have created a partnership, joint venture, an employment contract or an agency agreement between the Parties or any third-party beneficiary relationship. Any written notice or other written communication to a Party under this Agreement shall be either delivered personally or email and shall be deemed given when personally delivered or email (with a return receipt) or as such Party may specify in writing.

SECTION 11. Indemnification.

The Company shall defend, indemnify and hold harmless the Employee from any and all claims, losses, demands, attorneys' fees, damages, liabilities, costs, expenses, obligations, causes of action or suits (all the foregoing, collectively, "Liabilities", proximately caused by the Employee's performance under this Agreement except to the extent that any intentionally wrongful act or gross negligence by the Employee proximately caused such Liabilities.

SECTION 12. Entire Agreement.

This Agreement represents the entire understanding between the Parties. There are no representations, promises or covenants other than set forth herein. No modification of this Agreement shall be effective unless set forth in writing and signed by a duly authorized representative of each Party hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed by their duly authorized signatories as of the Effective Date set forth above.

Authorized Signatory of Employee:	Print Name:	Date of Execution:
By: [signature]	T. Toby Hansen	December 4, 2010
Authorized Signatory of: RUBY CREEK RESOURCES, INC.	**Print Name and Title:**	Date of Execution:
By: [signature]	Robert Slavik, CEO	December 4, 2010

Attachment A

Duties and Responsibilities

Part A: Operations

1. Sampling and Measurement
   a. Run data analysis based on inputs from exploration.
   b. Oversee onsite lab and direct technicians.

2. Gold Concentrate and By-Products
   a. Investigate several aspects of concentrate and byproduct sales.
   b. Study scenarios concerning gold hedging, loans or gold coins.
   c. Summarize and document work.

3. Operations Technical Advisor
   a. Review technical documents, feasibility studies and proposals.
   b. Assist in indentifying equipment and reviewing specifications etc.
   c. Use technical background as field liaison between logistics and geological personnel.
   d. Apply engineering skills and experience in the application of vibration and magnetic based approaches to ore separation.

4. Alluvial Theory & Application
   a. Become efficient at the understanding of Nugget Theory.
   b. Identify ways of how to apply it to Mkuvia.
   c. Work with other alluvial miners to promote the theory, if applicable.

5. Mine Plan Development
   a. Work with vendors and Mkuvia field experts to develop plan.
   b. Identify how other miners set up their plans and incorporate useful information into Ruby Mkuvia development.
   c. Search for other successful company's templates.

6. Strategic Corporate Advisor
   a. Review technical documents, feasibility studies and proposals.
   b. Assist in indentifying equipment and reviewing specifications.
   c. Identify and/or evaluate business opportunities in new properties.

Part B: Corporate

1. Stock trade analysis
   a. Provide quarterly analysis of stock trading.
   b. Monitor stock trade volume.
   c. Generate bar or other useful graphs for presenting data.

2. Mkuvia and other Mining Property Economic Analysis
   a. Generate useful investor tools for modeling the property.
   b. Use field inputs and generate revenue/cost analysis data for CFO.

3. Public Relations Promotional Materials
   a. Review Adnet Website & other mining company websites.

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b. Generate and/or work with third parties to make materials for investors.
c. Assist and direct website materials.

4. Review Investor Relations Firms
    a. Assist in identifying and selecting firms.
    b. Monitor IR firm affect on stock and public perception.
    c. Coordinate activities between RCR, domestic and foreign IR firms.

5. Presentations
    a. Create and deliver presentations to potential investors, funds etc.
    b. Pre-screen investment funds to determine if CEO is needed to present.
    c. Make presentations about RCR at well attended global conferences.

6. Shareholder/Investment Fund Identification
    a. Continually identify the character and size of Ruby investors.

CONFIDENTIAL